The Northwestern Mutual Life Insurance Company agrees to pay the benefits provided in this Contract, subject to its terms and conditions.

Signed at Milwaukee, Wisconsin on the Issue Date.

FLEXIBLE PAYMENT DEFERRED VARIABLE ANNUITY - ACCOUNT C

Net Purchase Payments accumulated in a Separate Account, assets of which are invested in shares of one or more mutual funds.

Contract benefits payable in one sum or as variable or guaranteed monthly income.

Variable income plan benefits described in Section 11.

Participating.

AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT DIVISIONS AND VARIABLE PAYMENTS PROVIDED BY THIS CONTRACT ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT BUT ARE VARIABLE AND MAY INCREASE OR DECREASE TO REFLECT THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.

Right To Return Contract. Please read this Contract carefully. The Owner may return the Contract for any reason within ten days after receiving it. Return of the Contract is effective on the date written notice of the return is delivered, mailed or sent by telegram to either The Northwestern Mutual Life Insurance Company, 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, (414) 271-1444 or the agent who sold the Contract. If returned, the Contract will be cancelled and the Company will refund the sum of (a) the value of the Accumulation Units of the Separate Account on the effective date of return plus (b) any amount deducted from the portion of the Purchase Payment applied to the Separate Account.

ICC12.RR.VA.CNE.(0313)

CONTRACT NUMBER	00 000 000

PRIMARY ANNUITANT	John J. Doe

ISSUE DATE	August 31, 2005

ICC12.RR.VA.CNE.(0313)

TABLE OF CONTENTS

SCHEDULE	3

• CONTRACT INFORMATION	3
• SEPARATE ACCOUNT	3
• CHARGES AND FEES	4
• MINIMUM PURCHASE PAYMENTS, ACCUMULATION VALUE, INCOME PLANS	4

SECTION 1. GENERAL TERMS AND DEFINITIONS	5

SECTION 2. SEPARATE ACCOUNT	6

• Section 2.1 Separate Account	6
• Section 2.2 Account Divisions	7
• Section 2.3 Funds and Portfolios	7
• Section 2.4 Accumulation Units	7
• Section 2.5 Net Investment Factor	7

SECTION 3. RESERVED	7

SECTION 4. PURCHASE PAYMENTS, TRANSFERS, WITHDRAWALS	8

• Section 4.1 Payment of Purchase Payments	8
• Section 4.2 Application of Purchase Payments	8
• Section 4.3 Selection of Divisions for Purchase Payments	8
• Section 4.4 Transfer of Accumulation Value	8
• Section 4.5 Withdrawals and Full Surrender	9
• Section 4.6 Effective Date	9
• Section 4.7 Processing Requirements	9

SECTION 5. BENEFITS	9

• Section 5.1 Maturity Benefit	9
• Section 5.2 Death Benefit if Annuitant is an Owner	10
• Section 5.3 Death Benefit if Annuitant is Not an Owner	10

SECTION 6. BENEFICIARIES AND CONTINGENT ANNUITANTS	11

• Section 6.1 Changing the Beneficiary	11
• Section 6.2 Succession of Interest of Beneficiaries	11
• Section 6.3 Trustee as Beneficiary	11
• Section 6.4 General	11
• Section 6.5 Naming and Changing a Contingent Annuitant	11

SECTION 7. CHARGES AND FEES	12

• Section 7.1 Premium Taxes	12
• Section 7.2 Contract Fee	12

SECTION 8. OWNERSHIP	12

• Section 8.1 The Owner	12
• Section 8.2 Transfer of Ownership	13
• Section 8.3 Naming and Changing a Successor Owner	13
• Section 8.4 Collateral Assignment	13
• Section 8.5 Voting Rights and Reports to Owners	13

ICC12.RR.VA.CNE.(0313)

SECTION 9. THE CONTRACT	14

• Section 9.1 Guarantees	14
• Section 9.2 Valuation of Separate Account Assets	14
• Section 9.3 Determination of Separate Account Values	14
• Section 9.4 Deferment of Benefit Payments	14
• Section 9.5 Dividends	14
• Section 9.6 Incontestability	14
• Section 9.7 Misstatements	15
• Section 9.8 Entire Contract; Changes	15
• Section 9.9 Termination of Contract	15
• Section 9.10 Conformity with Interstate Insurance Product Regulation Commission Standards	15

SECTION 10. PAYMENT OF CONTRACT BENEFITS	16

• Section 10.1 Payment of Benefits	16
• Section 10.2 Death Benefit	16

SECTION 11. INCOME PLANS	16

• Section 11.1 Description of Income Plans	16
• Section 11.2 Allocation of Benefits	17
• Section 11.3 Annuity Units under Variable Income Plans	17
• Section 11.4 Payments under Variable Income Plans	17
• Section 11.5 Transfers Involving Variable Income Plans	18
• Section 11.6 Withdrawal under Income Plans	18
• Section 11.7 Naming and Changing of Beneficiaries under Income Plans	18
• Section 11.8 Succession in Interest of Beneficiaries under Income Plans	19
• Section 11.9 Income Plan Rates	19

ADDITIONAL BENEFITS (if any)

AMENDMENTS (if any)

APPLICATION

ICC12.RR.VA.CNE.(0313)

SCHEDULE

CONTRACT INFORMATION

1{This Contract was issued in the State of {state}.

The {state insurance department} phone number is: {xxx-xxx-xxxx}}.

CONTRACT NUMBER	[2][00 000 000]

PLAN	Flexible Payment Variable Annuity

ADDITIONAL BENEFITS	[3][Enhanced Death Benefit]

TAX REPORTING CATEGORY	[4][Personal Annuity]
PRIMARY ANNUITANT	[5][John J. Doe]
AGE AND SEX	[6][35 Male]
OWNER	[7][John J. Doe, the Annuitant]

ISSUE DATE	[8][November 30, 2006]
CONTRACT ANNIVERSARY	[9][November 30, 2007 and each November 30th thereafter]
MATURITY DATE	[10][November 30, 2069]

DIRECT BENEFICIARY	[11][Jane K. Doe, Wife of the Annuitant]

CONTINGENT BENEFICIARY	[12][John J. Doe, Jr., Son of the Annuitant]

INITIAL PURCHASE PAYMENT	[13][$50,000.00]

Total Purchase Payments may not exceed $5,000,000 without the consent of the Company.

SEPARATE ACCOUNT

On the Issue Date, Purchase Payments and Contract values may be allocated among the following Divisions of Separate Account C. Available Separate Account Divisions are subject to change. See Sections 2.1. and 2.2.

[14]	Large Company Value Division
Domestic Equity Division
Equity Income Division
Large Cap Blend Division
Index 500 Stock Division
Large Cap Core Stock Division
Neuberger Berman Socially Responsive Division
Russell Multi-Style Equity Division
Fidelity VIP Contrafund Division
Focused Appreciation Division
Growth Stock Division
Mid Cap Value Division
Fidelity VIP Mid Cap Division
Index 400 Stock Division
Mid Cap Growth Stock Division
Small Cap Value Division
Index 600 Stock Division
Russell Aggressive Equity Division
Small Cap Growth Stock Division
Research International Core Division
Intl Equity Division
International Growth Division
Emerging Markets Equity Division

CONTINUED ON PAGE 3 – 1

ICC12.RR.VA.CNE.(0313)	Page 3

CONTRACT NUMBER	00 000 000

CONTINUED FROM PAGE 3

Russell Non-US Division
Short Term Bond Division
Select Bond Division
Russell Core Bond Division
Inflation Protection Division
Long Term U.S. Government Bond Division
Multi Sector Bond Division
High Yield Bond Division
Asset Allocation Division
Balanced Division
Russell Global Real Estate Securities Division
Commodities Return Strategy Division
Russell LifePoints Variable Moderate Division
Russell LifePoints Variable Balanced Division
Russell LifePoints Variable Growth Division
Russell LifePoints Variable Equity Growth Division
Money Market Division

ICC12.RR.VA.CNE.(0313)	Page 3 – 1

CONTRACT NUMBER                00 000 000

CHARGES AND FEES

DEDUCTION FROM PURCHASE PAYMENTS:

PREMIUM TAX (See Section 7.1):

For the first Contract Year, Premium Taxes are not deducted from Purchase Payments. After the first Contract Year, the Company may deduct Premium Taxes from Purchase Payments received or benefits paid.

ANNUAL MORTALITY AND EXPENSE RISK CHARGE (See Section 2.5):

0.75% Maximum

ANNUAL CONTRACT FEE (See Section 7.2):

$30 charged on the Contract anniversary. The Contract fee will be waived if the Accumulation Value of the Contract equals or exceeds $25,000 on the Contract anniversary.

15[ENHANCED DEATH BENEFIT CHARGE:

16[0.10%] of the Enhanced Death Benefit on each Contract anniversary.]

TRANSFER FEE (See Sections 4.4 and 11.6):    17[$0]

MINIMUM PURCHASE PAYMENTS, ACCUMULATION VALUE, INCOME PLANS

MINIMUM PURCHASE PAYMENT (See Section 4.1):    $25

MINIMUM ACCUMULATION VALUE (See Sections 5.2 and 9.9):    $2,000

MINIMUM PAYMENT UNDER INCOME PLAN (See Sections 9.9 and 10.1):    $20 Monthly Income.

ICC12.RR.VA.CNE.(0313)	Page 4

SECTION 1. GENERAL TERMS AND DEFINITIONS

ACCUMULATION UNIT. A unit of measure used to determine the value of the interest of this Contract in the Separate Account prior to the date on which amounts are placed under an income plan.

ACCUMULATION VALUE. The Accumulation Value of a Separate Account Division is the total value of all Accumulation Units in that Division. The Accumulation Value of the Contract is the sum of the Accumulation Values of all Separate Account Divisions.

ANNUITANT. The Primary Annuitant and, upon the death of the Primary Annuitant, the Contingent Annuitant.

ANNUITY UNIT. A unit of measure used to determine the amount of variable payments under a variable income plan and the value of the interest of a variable income plan in the Separate Account.

BENEFICIARY. The term “Beneficiary” as used in this Contract includes direct beneficiaries, contingent beneficiaries and further payees.

BUSINESS DAY. Any day on which the New York Stock Exchange is open for trading.

COMPANY. The Northwestern Mutual Life Insurance Company.

CONTINGENT ANNUITANT. The person who becomes the Annuitant upon the death of an Annuitant.

CONTRACT FEE. An annual charge for administration expenses made on each contract anniversary prior to the Maturity Date.

CONTRACT YEAR. The first Contract Year is the period of time ending on the first contract anniversary. Subsequent Contract Years are the annual periods between contract anniversaries.

DIVISION. A component of the Separate Account to which the Owner may allocate Net Purchase Payments and contract values.

FUND. Each Fund is registered under the Investment Company Act of 1940 as an open-end management investment company or a unit investment trust or is not required to be registered. The Fund offers series of its shares, designated as “Portfolios”, for investment by the Separate Account under the Contract.

GENERAL ACCOUNT. All of the assets of the Company, other than those allocated to the Separate Account and any other separate account that may be established by the Company from time to time. The Company has complete ownership and control of the assets in its General Account.

HOME OFFICE. The office of The Northwestern Mutual Life Insurance Company located at 720 East Wisconsin Avenue, Milwaukee, WI 53202.

ISSUE DATE. The date this Contract is issued and becomes effective.

LIFE INCOME PLANS. An optional mode of settlement in which the annuity value is paid out in a series of payments based on the lives of either one or two individuals. If payments are based on the life of one individual, the plan is a Single Life Income plan and if it is based on the lives of two individuals, the plan is a Joint Life Income plan.

MATURITY DATE. The date upon which contract benefits will become payable.

NET PURCHASE PAYMENT. A Purchase Payment less applicable Premium Taxes.

OWNER. The person possessing the ownership rights stated in this Contract.

PORTFOLIO. A series of a Fund in which assets of the Separate Account allocated to a particular Division are invested.

PREMIUM TAX. A tax imposed by a governmental entity when Purchase Payments are received or benefits are paid.

PRIMARY ANNUITANT. The person upon whose life this Contract is initially issued.

PURCHASE PAYMENT. A payment made by or on behalf of the Owner with respect to this Contract.

ICC12.RR.VA.CNE.(0313)	5

SEPARATE ACCOUNT. NML Variable Annuity Account C. The Separate Account consists of assets set aside by the Company, the investment performance of which is kept separate from that of the general assets and all other separate account assets of the Company.

SUCCESSOR OWNER. The person designated to become the Owner upon the death of the Owner, provided the Owner was not the Annuitant at the time of the Owner’s death.

TRANSFER FEE. A deduction that is made from the amount transferred between Separate Account Divisions.

VALUATION DATE. Any day on which the assets of the Separate Account are valued. Assets are valued as of the close of trading on the New York Stock Exchange for each day the Exchange is open.

SECTION 2. SEPARATE ACCOUNT

2.1 SEPARATE ACCOUNT

The Separate Account is registered with the Securities and Exchange Commission (“SEC”) as a unit investment trust under the Investment Company Act of 1940. Unless required by law, the investment policy of the Separate Account may not be changed without the Company’s consent and subject to any required regulatory approval.

The Company is the legal owner of the assets held in the Separate Account, but the Separate Account is legally segregated, meaning that its assets are kept separate from assets held in other separate accounts and from assets held in the Company’s General Account. Assets will be allocated to the Separate Account to support the operation of this Contract and certain other variable annuity contracts. Assets may also be allocated to the Separate Account as may be deemed necessary and appropriate for operation of the Separate Account or in connection with permitted investments and to meet any applicable minimum capital requirements under applicable federal or state law, but not to support the operation of any contracts or insurance policies, other than variable annuity contracts. Income and realized and unrealized gains and losses from assets in the Separate Account are credited to or charged against it without regard to other income, gains or losses of the Company. The portion of these assets that equals the reserves and other liabilities of the contracts supported by the Separate Account will not be charged with liabilities arising out of any other business the Company may conduct. The Company reserves the right to transfer assets of the Separate Account in excess of these reserves and liabilities to its General Account. The Company also reserves the right to transfer assets of the Separate Account that it determines to be associated with the class of contracts to which this Contract belongs to another separate account. If this type of transfer is made, the term “Separate Account” as used in this Contract will mean the separate account to which the assets are transferred.

When permitted by law and subject to any approvals that may be required by regulatory authorities, the Company reserves the right to:

•

Operate the Separate Account or a Division as either a unit investment trust or a management company under the Investment Company Act of 1940, or in any other form allowed by law, if deemed by the Company to be in the best interest of contract Owners.

•	Register or deregister the Separate Account under the Investment Company Act of 1940 or change its classification under that Act.

•	Create new separate accounts.

•	Combine the Separate Account with any other separate account.

•	Transfer the assets and liabilities of the Separate Account to another separate account.

•	Add, delete or make substitutions for the securities and other assets that are held or purchased by the Separate Account.

•	Terminate and/or liquidate the Separate Account.

•	Restrict or eliminate any voting rights of contract Owners or other persons who have voting rights as to the Separate Account.

•

Make any changes to the Separate Account to conform with, or required by any change in, federal tax law, the Investment Company Act of 1940 and regulations promulgated there-under, or any other applicable federal or state laws.

ICC12.RR.VA.CNE.(0313)	6

2.2 ACCOUNT DIVISIONS

The Separate Account is divided into Divisions. Assets of each Division are invested in shares of a corresponding Portfolio that the Company makes available under the Contract. Shares are purchased for the Separate Account at the net asset value of the applicable Portfolio. The Divisions available on the Issue Date are listed on Page 3. The Company may add new Divisions to the Separate Account. When permitted by law and subject to any approvals that may be required by regulatory authorities, the Company reserves the right to make such Divisions available to any class or series of variable annuity contracts as it deems appropriate, eliminate or combine any Divisions and transfer the assets of one or more Divisions to any other Division.

2.3 FUNDS AND PORTFOLIOS

The Company may make new Portfolios or Funds available for investment of Separate Account assets. When permitted by law and subject to any approvals that may be required by regulatory authorities, the Company reserves the right to eliminate a Portfolio or Fund and to substitute another Portfolio or Fund if the shares of the Portfolio or Fund are no longer available for investment or, in its judgment, further investment in the Portfolio or Fund is no longer appropriate in view of the purpose of the Separate Account. A Portfolio or Fund may no longer be appropriate due to a change in laws or regulations, a change in the Portfolio’s or Fund’s investment, administrative or other policies, or for some other reason.

In the event of a substitution or change, the Company may make appropriate endorsement of this and other variable annuity contracts supported by the Separate Account and take other actions as may be necessary to effect the substitution or change.

2.4 ACCUMULATION UNITS

The interest of this Contract in the Separate Account, prior to the date on which amounts become payable under an income plan, is represented by Accumulation Units. The dollar value of Accumulation Units for each Division will increase or decrease to reflect the investment experience of the Division. The value of an Accumulation Unit on any Valuation Date is the product of:

•	the value on the immediately preceding Valuation Date; and

•	the Net Investment Factor for the period from the immediately preceding Valuation Date up to and including the current Valuation Date (the current period).

2.5 NET INVESTMENT FACTOR

For each Division of the Separate Account the Net Investment Factor for the current period is one plus the net investment rate for that Division. The net investment rate for the current period is equal to the gross investment rate for the Division reduced on each Valuation Date by a Mortality and Expense Risk Charge. The Company may increase or decrease the Mortality and Expense Charge after the Issue Date, but the Company may not increase this charge to exceed the maximum charges shown on Page 4.

The gross investment rate for the current period for each Division is equal to a. divided by b. where:

a.	is:

•	the investment income of the Division for the current period; plus

•	capital gains for the period, whether realized or unrealized, on the assets of the Division; less

•	capital losses for the period, whether realized or unrealized, on the assets of the Division; less

•	deduction for any tax liability paid or reserved for by the Company resulting from the maintenance or operation of the Division; and less

•	any reasonable expenses paid or reserved for by the Company which result from a substitution of other securities for shares of the Portfolio(s) as set forth in Section 2.4; and

a.	is the value of the assets in the Division on the immediately preceding Valuation Date.

The gross investment rate may be positive or negative. The deduction for any tax liability may be charged proportionately against those contracts to which the liability is attributable by a reduction in the gross investment rate for those contracts.

SECTION 3. RESERVED

ICC12.RR.VA.CNE.(0313)	7

SECTION 4. PURCHASE PAYMENTS, TRANSFERS, WITHDRAWALS

4.1 PAYMENT OF PURCHASE PAYMENTS

All Purchase Payments are payable at the Home Office or to an authorized agent. A receipt signed by an officer of the Company will be furnished on request.

Purchase Payments may be made at any time prior to the death of an Owner and prior to the Maturity Date. Purchase Payments may be made after the death of an Owner only if the new Owner of the Contract is the surviving spouse of the deceased Owner. The Owner may vary the amount of Purchase Payments, but no Purchase Payment may be less than the Minimum Purchase Payment shown on Page 4. Total Purchase Payments may not exceed $5,000,000 without the consent of the Company.

4.2 APPLICATION OF PURCHASE PAYMENTS

Net Purchase Payments will be applied to provide Accumulation Units in one or more Divisions in accordance with allocation instructions provided by the Owner. Accumulation Units are credited as of the effective date of the Net Purchase Payment.

The number of Accumulation Units will be determined by dividing the Net Purchase Payment by the value of an Accumulation Unit on the effective date. This number of Accumulation Units will not be changed by any subsequent change in the dollar value of Accumulation Units.

4.3 SELECTION OF DIVISIONS FOR

      PURCHASE PAYMENTS

The Owner may change the allocation of Net Purchase Payments among the Divisions by written notice to the Company. Net Purchase Payments received at the Home Office on or after the date on which notice is received will be applied to the designated Divisions on the basis of the new allocation.

4.4 TRANSFER OF ACCUMULATION VALUE

Before the Maturity Date the Owner may, on request satisfactory to the Company, transfer amounts from one Division to another.

For transfers among the Divisions, the number of Accumulation Units to be applied or deducted will be adjusted to reflect the respective value of the Accumulation Units in each of the Divisions on the date the transfer is effective.

A Transfer Fee may be deducted from the amount transferred. The maximum amount of the Transfer Fee is shown on Page 4. The minimum amount that may be transferred is the lesser of $100 or the entire Accumulation Value of the Division from which the transfer is being made. In addition, certain of the Portfolios in which the Divisions invest may impose redemption fees. These fees are described in the Fund prospectuses, and will be deducted from the amount transferred. Any Portfolio redemption fees that you are charged are paid to and retained by the Portfolio, and not the Company.

A transfer request is subject to limitation or modification if the Company determines that the transfer would be to the disadvantage of other contract Owners with interests in the Divisions or if required by applicable laws or regulations. Neither the Company nor its agents shall be liable for any loss resulting from transfer requests that are rejected, modified or delayed as a result of such a determination. The limitation or modification may be applied to transfers to and/or from the Separate Account Divisions and could include but not be limited to:

•	limiting the number of transfers allowed in a Contract Year;

•	the requirement of a minimum time period between each transfer;

•	limiting the dollar amount that may be transferred between or among the Separate Account Divisions in any one day;

•	requiring that a transfer request be submitted in a particular form and/or by a specific process.

The Company reserves the right to modify or eliminate any transfer request process (including without limitation transfer requests via the Internet, via facsimile, or by telephone) for some or all contract Owners as the Company deems appropriate

ICC12.RR.VA.CNE.(0313)	8

4.5 WITHDRAWALS AND FULL SURRENDER

Before the Maturity Date the Owner may, on request satisfactory to the Company, withdraw all or a portion of the Accumulation Value of the Contract. The Company may require that the Minimum Accumulation Value shown on Page 4 remain after a partial withdrawal. Withdrawal of the entire value of the Contract constitutes a full surrender, and receipt of the Contract at the Home Office will terminate this Contract. Receipt of the Contract may be waived by the Company.

The cash value of the amount withdrawn will be the Accumulation Value withdrawn determined as of the date the withdrawal is effective.

The term “withdrawal amounts” as used in this Contract includes amounts paid as full surrenders and withdrawals of a portion of the Accumulation Value of the Contract.

4.6 EFFECTIVE DATE

The effective date of the initial Purchase Payment is the date the initial Purchase Payment is applied under the Contract. The initial Purchase Payment shall be applied no later than two Business Days after the Valuation Date on which the initial Purchase Payment has been received at the Home Office if a properly completed annuity application has also been received at the Home Office.

If the application is incomplete and is not properly completed within five Business Days after receipt of the initial Purchase Payment, the initial Purchase Payment shall be returned, unless the applicant specifically consents to the Company retaining the Purchase Payment until the application is made complete.

The effective date of a subsequent Purchase Payment, transfer or withdrawal is the Valuation Date on which the subsequent Purchase Payment or the request for transfer or withdrawal is received at the Home Office.

The Valuation Date referred to in this Section shall mean the following Valuation Date if the Purchase Payment, request for transfer or withdrawal is received at the Home Office on a Valuation Date after the close of trading on the New York Stock Exchange.

The Company may reject any application or Purchase Payment for any reason permitted by law. The Company may also be required to provide additional information about an applicant, Owner and an Owner’s account to government regulators.

4.7 PROCESSING REQUIREMENTS

On the effective date, the Company will process Purchase Payments and requested transfers or withdrawals received in the Home Office in good order. Good order means complete and accurate instructions are provided by the Owner in accordance with the Company’s then-current procedures.

The Company also reserves the right to require a contract Owner or other persons providing a signature in connection with a disbursement of proceeds or a change in ownership or beneficial rights under this Contract to provide a signature guarantee, unless expressly prohibited by applicable law, whenever required by the Company’s then-effective procedures.

SECTION 5. BENEFITS

5.1 MATURITY BENEFIT

If the Annuitant is living on the Maturity Date shown on Page 3, the Company will pay a monthly income under an income plan chosen by the Owner.

The amount of the monthly income paid as the maturity benefit will depend on the income plan chosen (see Section 11) and the maturity value. The maturity value of this Contract will be the Accumulation Value of the Contract on the effective date of the maturity benefit. The maturity benefit will be effective on the Maturity Date. However, if the New York Stock Exchange is closed on the Maturity Date, the effective date will be the Valuation Date next preceding the Maturity Date.

If no income plan is chosen at the time a monthly income becomes payable, payments will be made under the variable payment form of Single Life Income plan, with payments certain for ten years, as described in Section 11.2.

ICC12.RR.VA.CNE.(0313)	9

5.2 DEATH BENEFIT IF ANNUITANT IS AN

      OWNER

If the Annuitant is an Owner, the Beneficiary becomes entitled to the death benefit upon receipt at the Home Office of satisfactory proof of the death of the Annuitant before the Maturity Date. The death benefit will be the Accumulation Value of the Contract determined on the effective date. The effective date is the date on which proof of death is received at the Home Office. However, the effective date will be the next following Valuation Date if the proof of death is received at the Home Office on a Valuation Date after the close of trading on the New York Stock

Exchange.

If the Beneficiary becomes entitled to the death benefit due to the death of the Primary Annuitant prior to the Primary Annuitant’s 75th birthday, the death benefit will not be less than:

•	total Purchase Payments paid under the Contract; less

•	an adjustment for every withdrawal made under Section 4.5. The adjustment for each withdrawal equals (a) times (b), where:

(a)	= the amount withdrawn from the Accumulation Value divided by the Accumulation Value immediately before the withdrawal; and

(b)	= total Purchase Payments paid under the Contract prior to the withdrawal less all adjustments for prior withdrawals.

As of the effective date, the Accumulation Value of the Contract will be set at an amount equal to the death benefit. Unless an income plan was elected by the Owner, the Beneficiary automatically becomes the Owner and Annuitant of the Contract. However, if the Beneficiary is not a natural person and no income plan was elected by the Owner, the Beneficiary may select a natural person to be the Annuitant. If a natural person is not selected to be the Annuitant within 60 days of the date on which proof of death of the Annuitant is received at the Home Office, the Accumulation Value will be distributed to the Beneficiary.

If a Beneficiary becomes entitled to the death benefit in an amount less than the Minimum Accumulation Value shown on Page 4, the Accumulation Value will be distributed to the Beneficiary.

The cash value of any amount distributed will be the Accumulation Value withdrawn as of the date of withdrawal as determined in Section 4.6.

5.3 DEATH BENEFIT IF ANNUITANT IS NOT

      AN OWNER

If the Annuitant is not an Owner, upon the death of the Annuitant the Contract continues with the Contingent Annuitant (Section 6.5) as the new Annuitant. The death benefit will be the Accumulation Value of the Contract determined on the effective date. The effective date is the date on which proof of death is received at the Home Office. However, the effective date will be the next following Valuation Date if the proof of death is received at the Home Office on a Valuation Date after the close of trading on the New York Stock Exchange.

If the Primary Annuitant dies prior to the Primary Annuitant’s 75th birthday, the death benefit will not be less than:

•	total Purchase Payments paid under the Contract; less

•	an adjustment for every withdrawal made under Section 4.5. The adjustment for each withdrawal equals (a) times (b), where:

(a)	= the amount withdrawn from the Accumulation Value divided by the Accumulation Value immediately before the withdrawal; and

(b)	= total Purchase Payments paid under the Contract prior to the withdrawal less all adjustments for prior withdrawals.

As of the effective date, the Accumulation Value of the Contract will be set at an amount equal to the death benefit.

ICC12.RR.VA.CNE.(0313)	10

SECTION 6. BENEFICIARIES AND CONTINGENT ANNUITANTS

6.1 CHANGING THE BENEFICIARY

The Owner may change the Beneficiary of the death benefit by signing a Beneficiary change request satisfactory to the Company and sending it to the Home Office. The Beneficiary change will be effective as of the date that it was signed by the Owner, unless otherwise specified by the Owner. The Company is not responsible for any payment or other action that is taken by it before the receipt of the request. The Company may require that the Contract be sent to it to be endorsed to show the change.

6.2 SUCCESSION OF INTEREST OF BENEFICIARIES

The rights and benefits that a Beneficiary becomes entitled to under the Contract are shared equally among all surviving direct beneficiaries, if any, otherwise equally among all surviving contingent beneficiaries, if any. If no Beneficiary is surviving at the death of the Annuitant, the Owner or the Owner’s Estate will be the Beneficiary.

6.3 TRUSTEE AS BENEFICIARY

If a trustee is named as a Beneficiary and no qualified trustee makes claim to the death benefit, or to the present value of any unpaid payments under an income plan, within one year after the death of the Annuitant, or if satisfactory evidence is furnished to the Company showing that no trustee can qualify to receive payment, payment will be made as though the trustee had not been named.

The Company will be fully discharged of liability for any action taken by the trustee and for all amounts paid to, or at the direction of, the trustee and will have no obligation as to the use of the amounts. In all dealings with the trustee the Company will be fully protected against the claims of every other person. The Company will not be charged with notice of a change of trustee unless written evidence of the change is received at the Home Office.

6.4 GENERAL

Transfer of Ownership. A transfer of ownership of itself will not change the interest of a Beneficiary.

Claims of Creditors. So far as allowed by law, no amount payable under this Contract will be subject to the claims of creditors of a Beneficiary.

6.5 NAMING AND CHANGING A CONTINGENT

      ANNUITANT

If the Owner is not the Annuitant, the Owner may name or change a Contingent Annuitant at any time while the Annuitant is living, and during the first 60 days after the date on which proof of death of the Annuitant is received at the Home Office. A change made during this 60 days cannot be revoked. If no one is named as Contingent Annuitant by the end of the 60 day time period, the Company will pay the death benefit to the Owner. A naming or changing of a Contingent Annuitant will be effective on receipt at the Home Office of a written request that is acceptable to the Company.

ICC12.RR.VA.CNE.(0313)	11

SECTION 7. CHARGES AND FEES

7.1 PREMIUM TAXES

The Company may deduct Premium Taxes incurred from Purchase Payments received.

7.2 CONTRACT FEE

On each contract anniversary prior to the Maturity Date, a Contract Fee will be charged for administrative expenses. The amount of the

Contract Fee is shown on Page 4. The Contract Fee will be deducted from the Divisions in proportion to their respective Accumulation Values.

The effective date of the Contract Fee will be the contract anniversary. However, if the New York Stock Exchange is closed on the contract anniversary, the effective date will be the next following Valuation Date.

SECTION 8. OWNERSHIP

8.1 THE OWNER

The Owner is named on Page 3. All contract rights may be exercised by the Owner, the Owner’s successor, or the Owner’s transferee without the consent of any Beneficiary.

Federal law requires specific personal information to be obtained and recorded to allow verification of the identity of the Owner, and any Owner successor or transferee. If requested information is not provided, the Company may be unable to issue the Contract or re-register the Contract in the name of the Owner’s successor or transferee. In addition, if the Company is unable to verify the Owner’s identity after the Contract is issued, the Company reserves the right to cancel the Contract and/or reject or delay the processing of any Purchase Payment or transfer request or take other steps as they deem reasonable. The Company is not responsible for any resulting loss due to a contract not being issued or cancelled or a Purchase Payment or transfer request being rejected or subject to a processing delay.

The Company reserves the right to provide to a Fund information about owners of variable annuity contracts supported by the Separate Account and their trading activities involving the Fund’s Portfolios that the Company deems necessary to (1) deter fraud or violations of operating rules of the Company or the Fund and (2) as required to comply with applicable state or federal law.

If the Contract has more than one Owner, contract rights may be exercised only by authorization of all Owners. Upon the death of an Owner, ownership rights of all Owners terminate if the deceased Owner was the Annuitant.

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8.2 TRANSFER OF OWNERSHIP

The Owner may transfer the ownership of this Contract. Written proof of transfer satisfactory to the Company must be received at its Home Office. Unless otherwise specified by the Owner, the transfer will then take effect as of the date it was signed. The Company may require that the Contract be sent to it for endorsement to show the transfer. The Company will not be responsible to a transferee Owner for any payment or other action taken by the Company before receipt of the proof of transfer at its Home Office.

8.3 NAMING AND CHANGING A SUCCESSOR

      OWNER

If the Owner is not the Annuitant, the Owner may name or change a Successor Owner. Naming or changing a Successor Owner will be effective on receipt at the Home Office of a written request for such change that is acceptable to the Company. A Successor Owner succeeds to the interests of an Owner only if the Owner was not the Annuitant at the time of the Owner’s death.

8.4 COLLATERAL ASSIGNMENT

The Owner may assign this Contract as collateral security. Unless otherwise specified by the Owner, assignments shall be effective on the date the notice of assignment is signed. The Company is not responsible for the validity or effect of a collateral assignment. The Company will not be responsible to an assignee for any payment or other action taken by the Company before receipt of the assignment in writing at its Home Office.

The interest of any Beneficiary will be subject to any collateral assignment made either before or after the Beneficiary is named.

A collateral assignee is not an Owner. A collateral assignment is not a transfer of ownership. Ownership can be transferred only by complying with Section 8.2.

8.5 VOTING RIGHTS AND REPORTS

      TO OWNERS

At long as the Separate Account continues to be registered as a unit investment trust under the Investment Company Act of 1940 and the assets of the Separate Account are invested in shares of a Portfolio, the Company will vote shares held by the Separate Account in accordance with the instructions received from the Owners of Accumulation Units or, after payments have commenced under a variable income plan, from the Beneficiaries receiving payments under those income plans. Each Owner or Beneficiary will receive:

•	periodic reports relating to the Portfolio;

•	proxy material;

•	a form with which to give voting instructions; and

•

information regarding the proportion of shares of each Portfolio held in the Separate Account corresponding either to the Accumulation Units credited to this Contract or the number of shares held in the Separate Account representing the Company’s actuarial liability under the variable income plan.

At least once each Contract Year, the Company will send to the Owner, without charge, a contract status report. The contract status report will include:

a)	The beginning and end dates of the current report period;

b)	The account value at the beginning of the current report period and at the end of the current report period;

c)	The amounts that have been credited or debited to the account value during the current report period;

d)	The Cash Value, if any, at the end of the current report period;

e)	The amount of outstanding loans, if any, at the end of the current report period; and

f)	The amount of death benefit, if any, at the end of the current report period.

Additional contract status reports are available upon request of the Owner at a charge not to exceed $25 per additional report.

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SECTION 9. THE CONTRACT

9.1 GUARANTEES

The Company guarantees that mortality and expense results will not adversely affect the amount of variable payments.

9.2 VALUATION OF SEPARATE ACCOUNT ASSETS

The value of the shares of each Portfolio held in the Separate Account on each Valuation Date will be the redemption value of the shares on that date. If the right to redeem shares of a Portfolio has been suspended, or payment of the redemption value has been postponed, the shares held in the Separate Account (and Annuity Units) may be valued at fair value as determined in good faith by the Board of Trustees of the Company for the sole purpose of computing annuity payments.

9.3 DETERMINATION OF SEPARATE ACCOUNT       VALUES

The method of determination by the Company of the Net Investment Factor, and the number and value of Accumulation Units and Annuity Units, will be conclusive upon the Owner, any assignee, the Annuitant, and any Beneficiary.

9.4 DEFERMENT OF BENEFIT PAYMENTS

Separate Account Divisions. The Company reserves the right to defer determination of the contract values of any Division of the Separate Account, or the payment of benefits under a variable income plan, until after the end of any period during which the right to redeem shares of a Portfolio is suspended, or payment of the redemption value is postponed. Any deferment would be in accordance with the provisions of the Investment Company Act of 1940 by reason of closing of, or restriction of trading on, the New York Stock Exchange, or other emergency, or as otherwise permitted by the Act. In addition, the Company reserves the right to defer payment of contract values until seven days after the end of any deferment in the determination of contract values.

9.5 DIVIDENDS

This Contract is eligible to share in the divisible surplus, if any, of the Company, except while payments are being made under a variable income plan. This divisible surplus is determined each year. This Contract’s share, if any, will be credited as a dividend on the contract anniversary. Decisions concerning the amount and appropriate allocation of divisible surplus are within the sole discretion of the Company’s Board of Trustees. There is no guaranteed method or formula for the determination or allocation of divisible surplus. The Company’s approach is subject to change. There is no guarantee of a divisible surplus. Even if there is a divisible surplus, the payment of a dividend on this Contract is not guaranteed.

Any dividend credited prior to the Maturity Date will be applied on the effective date as a Net Purchase Payment unless the Owner elects to have the dividends paid in cash. The effective date of the dividend will be the Contract anniversary. However, if the New York Stock Exchange is closed on the Contract anniversary, the effective date will be the next following Valuation Date.

When a death benefit is paid upon the death of the Annuitant before the Maturity Date, any dividend payable for the period from the beginning of the Contract Year to the date of the Annuitant’s death will be paid as part of the death benefit.

Dividends may be paid in cash or used to increase the Accumulation Value of the Contract. If no direction for the use of dividends is given, they will be used to increase the Accumulation Value of the Contract. The Company may make other uses of dividends available.

It is not expected that any dividends will be paid on this Contract.

9.6 INCONTESTABILITY

The Company will not contest this Contract after it has been in force during the lifetime of the Annuitant for two years from the Issue Date. This Issue Date is shown on Page 3.

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9.7 MISSTATEMENTS

If the age or sex of the Annuitant has been misstated, the amount payable will be the amount which the Purchase Payments paid would have purchased at the correct age and sex. If any amounts have been overpaid by the Company due to a misstatement of age or sex, the amount of the overpayment may be deducted from payments to be made by the Company. No interest will be charged on overpayments. If any amounts have been underpaid by the Company due to a misstatement of age or sex, the amount of the underpayment with interest at an annual effective rate of 3.50% will be paid.

9.8 ENTIRE CONTRACT; CHANGES

This Contract is issued in consideration of the application (including any application supplements) and the initial Purchase Payment. This Contract, together with any amendments, endorsements, riders and additional benefits and the attached application, is the entire contract. Statements in the application are representations and not warranties. This Contract may be changed or interpreted by the Company to maintain compliance with applicable state and federal law, to assure continued qualification of the Contract under federal tax laws, or to reflect a change in the operation of the Separate Account that does not adversely affect the rights of the Contract Owner. A change in the terms of, or a waiver of the Company’s rights under, the Contract is valid only if it is approved in writing by an officer of the Company. The Company may require that the Contract be sent to it for endorsement to show a change or waiver. No agent has the authority to change the Contract or to waive the Company’s rights thereunder.

All payments by the Company under this Contract are payable at its Home Office.

Assets of the Separate Account are owned by the Company and the Company is not a trustee with respect thereto. The Company may from time to time adjust the amount of assets contained in the Separate Account, by periodic withdrawals or additions, to reflect the Contract deductions and the Company’s reserves for this and other similar contracts.

Any paid-up annuity, cash surrender value or death benefits that may be payable, complies with Section 7 of the Model Variable Annuity Regulation, model #250. The mortality table and interest rate used in calculating minimum annuity payments are described in the “Payment Rate Tables” Section. Minimum values may be increased by additional amounts credited or decreased by prior withdrawals as described in the Contract.

9.9 TERMINATION OF CONTRACT

The Company may terminate the Contract and pay the Owner the Accumulation Value of the Contract and be released of any further obligation if:

•

prior to the Maturity Date no Purchase Payments have been received under the Contract for a period of two full years and each of the following is less than the Minimum Accumulation Value shown on Page 4:

a.	the Accumulation Value of the Contract; and

b.	total Purchase Payments paid under the Contract, less any amounts withdrawn under Section 4.5; or .

•

on the Maturity Date the Accumulation Value of the Contract is less than the Minimum Accumulation Value shown on Page 4 or would provide an initial monthly income which is less than the minimum payment amount shown on Page 4.

9.10 CONFORMITY WITH INTERSTATE INSURANCE

        PRODUCT REGULATION COMMISSION

        STANDARDS

This Contract was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards. Any provision of this Contract which, on the Issue Date, is in conflict with the Commission standards for an Individual Flexible Premium Deferred Variable Annuity Contract, as in effect on the Issue Date, is hereby amended to conform to those standards as of the Issue Date.

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SECTION 10. PAYMENT OF CONTRACT BENEFITS

10.1 PAYMENT OF BENEFITS

All or part of the Contract benefits may be paid under one or more of the following:

•	a variable income plan;

•	a fixed income plan; or

•	in cash.

The provisions and rates for variable and fixed income plans are described in Section 11.

10.2 DEATH BENEFIT

A Beneficiary entitled to the death benefit upon the death of an Annuitant may elect to receive the Accumulation Value under an income plan or in cash provided no income plan was elected by the Owner. The death benefit will not be less than the cash value. The cash value of any amount distributed will be the Accumulation Value withdrawn as of the date of withdrawal as determined in Section 4.6.

SECTION 11. INCOME PLANS

11.1 INCOME PLAN ELECTIONS

For Death Benefit. The Owner may elect an income plan for the death benefit. If the Annuitant is the Owner, and no income plan has been elected by the Owner upon the death of the Annuitant, the Beneficiary may elect an income plan for the death benefit.

For Maturity Benefits or Withdrawal Amounts. The Owner may elect an income plan for the maturity benefit or for withdrawal amounts. The Owner will be the direct beneficiary.

Effective Date. If the Annuitant is an Owner, an income plan that is elected by the Owner for the death benefit will take effect on the date proof of death of the Annuitant is received at the Home Office. An income plan that is elected for the maturity benefit will take effect on the Maturity Date. In all other situations, an income plan that is elected will take effect on the date the election is received at the Home Office or on a later date, if requested.

Payment Date. The first payment is due as of the effective date of the plan. If applicable, proof of the date of birth and other required information, acceptable to the Company, must be furnished for each individual on whose life the payments are based.

Minimum Payment. The Company may limit the election of an income plan to one that results in payments of at least $50. If payments under an income plan are or become less than $50, the Company may change the frequency of payments. If the payments are being made once every 12 months and are less than $50, the Company may pay the present value or the balance of the income plan.

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11.2 INCOME PLAN OFFERINGS

The Company will make available the following income plans:

•

Single Life Income. The Company will make monthly payments for the selected period certain, if any, and thereafter during the remaining lifetime of the individual upon whose life income payments are based. The choices for the period are:

a.	zero years;

b.	ten years;

c.	20 years; or

•

Joint and Survivor Life Income. The Company will make monthly payments for a 10-year period certain and thereafter during the joint lifetime of the two individuals upon whose lives income payments are based and continuing during the remaining lifetime of the survivor.

Limitations. A Beneficiary who is a natural person may be paid under a Life Income Plan only if the payments depend on his or her life. A Beneficiary who is a non-natural person may be paid under a Life Income Plan only if the payments depend on the life of the Annuitant or, after the death of the Annuitant, on the life of the Annuitant’s spouse or dependent.

These income plans are available on either a fixed or variable basis. Under a fixed income plan the payment remains level. Under a variable income plan the payment will increase or decrease as described in Section 11.5.

Other Selections. The Company may offer additional income plans.

11.3 ALLOCATION OF BENEFITS

Upon election of a variable income plan, the Owner or Beneficiary may select the allocation of variable benefits among the Divisions.

If no selection is made, benefits will be allocated in proportion to the Accumulation Value of each Division on the effective date of the variable income plan.

11.4 ANNUITY UNITS UNDER VARIABLE INCOME

        PLANS

The interest of this Contract in the Separate Account after the effective date of a variable income plan is represented by Annuity Units.

The dollar value of Annuity Units for each Division will increase or decrease to reflect the investment experience of the Division. The value of an Annuity Unit on any Valuation Date is the product of:

•	the Annuity Unit value on the immediately preceding Valuation Date;

•	the Net Investment Factor for the period from the immediately preceding Valuation Date up to and including the current Valuation Date (the current period); and

•

the Daily Adjustment Factor of .99990575 raised to a power equal to the number of days in the current period to reflect the Assumed Investment Rate of 3.50% used in calculating the monthly payment rate.

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11.5 PAYMENTS UNDER VARIABLE INCOME

        PLANS

First Payment. The first payment under a variable income plan will be due as of the effective date of the income plan.

The amount of the first payment is the sum of payments from each Division, each determined by multiplying the benefits allocated to the Division under the variable income plan by the applicable monthly variable payment rate per $1,000 of benefits.

Number of Annuity Units. The number of Annuity Units in each Division under a variable income plan is determined by dividing the amount of the first payment payable from the Division by the Annuity Unit value for the Division at the close of business on the effective date of the variable income plan. The number of Annuity Units will not be changed by any subsequent change in the dollar value of Annuity Units.

Subsequent Variable Payments. The amount of each subsequent payment from each Division under a variable income plan will increase or decrease in accord with the increase or decrease in the value of an Annuity Unit which reflects the investment experience of that Division. For each Division, the dollar amount of payments will increase provided the annual net investment rate for the Division is higher than the Assumed Investment Rate. The dollar amount of payments will decrease if the annual net investment rate for the Division is lower than the Assumed Investment Rate.

The amount of subsequent variable payments is the sum of payments from each Division, each determined by multiplying the fixed number of Annuity Units for the Division by the value of an Annuity Unit for the Division on:

•	the fifth Valuation Date prior to the payment due date if the payment due date is a Valuation Date; or

•	the sixth Valuation Date prior to the payment due date if the payment due date is not a Valuation Date.

11.6 TRANSFERS INVOLVING VARIABLE INCOME

        PLANS

A Beneficiary receiving payments under a variable income plan may transfer Annuity Units from one Division to another. The number of Annuity Units in each Division will be adjusted to reflect the respective value of the Annuity Units in the Divisions on the date the transfer is effective.

A Transfer Fee may be deducted from the amount transferred. The amount of the Transfer Fee is shown on Page 4. Transfers from the Money Market Division may be made at any time. No transfer from the other Divisions may be made within 90 days of the effective date of a variable income plan or within 90 days from the effective date of the last transfer.

A transfer will be effective on the Valuation Date on which a satisfactory transfer request is received in the Home Office, or a later date if requested. However, the transfer will be effective on the following Valuation Date if the request is received at the Home Office on a Valuation Date after the close of trading on the New York Stock Exchange.

11.7 NAMING AND CHANGING OF BENEFICIARIES

        UNDER INCOME PLANS

For Income Plans Elected By Owner. The Owner of the Contract may name and change the direct beneficiaries, contingent beneficiaries, and further payees of an income plan elected for the death benefit. The Owner of the Contract may name and change the contingent beneficiaries and further payees of an income plan elected for the maturity benefit or withdrawal amounts. If the Owner of the Contract elected an income plan, a Beneficiary may name and change any contingent beneficiaries and further payees of the Beneficiary’s share of the benefits only if:

•	the Beneficiary was the Owner of the Contract; or

•	no contingent beneficiary or further payee of that share is living.

For Income Plans Elected By Direct Beneficiary. If a Beneficiary elected the income plan, the Beneficiary may name and change the contingent beneficiaries and further payees of the Beneficiary’s share of the benefits.

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11.8 SUCCESSION IN INTEREST OF

        BENEFICIARIES UNDER INCOME PLANS

Direct Beneficiary. Amounts payable under an income plan will be payable to the direct beneficiary.

Contingent Beneficiaries. At the death of the direct beneficiary, amounts payable under an income plan will be payable in equal shares to the contingent beneficiaries who survive and receive payment. Unless requested otherwise by the Owner, the contingent beneficiaries can elect to:

•	continue to receive the remaining period certain payments at the selected frequency,

•	receive the present value of the remaining period certain payments in one sum, or

•	apply the present value of the remaining period certain payments to a new Life Income Plan.

Further Payees. At the death of all direct and contingent beneficiaries, the present value of any unpaid payments under an income plan, will be paid in one sum:

•	in equal shares to the further payees who survive and receive payment; or

•	if no further payees survive and receive payment, to the estate of the last to die of all Beneficiaries.

Present value will be based on the rate of interest used to determine the amount of payments.

11.9 INCOME PLAN RATES

Fixed Income Plan Rates. Payments under a fixed income plan will be based on rates declared by the Company that will not be less than the rates shown in the Payment Rate Tables. The declared rates will provide at least as much income as would the Company’s rates, on the date that the income plan takes effect, for a single premium immediate annuity contract.

Variable Income Plan Rates. The Company may from time to time declare higher initial rates for variable income plans under this Contract. These higher rates will not be available to increase payments under income plans already in effect. If the higher initial rate is used, the Daily Adjustment Factor described in Section 11.4 will be determined based on the Assumed Investment Rate used in calculating the alternate payment rate.

Payment Rate Tables. The guaranteed monthly payment rates for both a fixed income plan and the first payment under a variable income plan are shown in the Payment Rate Tables. The tables show rates for the Life Income Plans and are based on the sex and adjusted age of any individual upon whose life payments depend. The adjusted age is:

•	the age on the birthday that is nearest to the date on which the income plan takes effect; plus

•

the age adjustment shown below for the number of Contract Years that have elapsed from the Issue Date to the date that the income plan takes effect. A part of a Contract Year is counted as a full year.

CONTRACT YEARS ELAPSED	AGE ADJUST- MENT-	CONTRACT YEARS ELAPSED	AGE ADJUST- MENT
1 to 12	0	37 to 48	-3
13 to 24	-1	49 to 60	-4
25 to 36	-2	61 or more	-5

The rates shown in the Payment Rate Tables are calculated on a guaranteed basis. For Life Income Plans that take effect later than the twelfth contract anniversary, the adjusted age calculation causes a reduction in the guaranteed benefit from what it would have been had the Contract not yet passed its twelfth contract anniversary.

Subsequent fixed annuity payments under a Life Income Plan will remain level unless the plan that is elected dictates otherwise.

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PAYMENT RATE TABLES

Monthly Income Payments per $1,000 of Benefits

First Payment Under Variable Income Plan

SINGLE LIFE INCOME PLAN

SINGLE LIFE MONTHLY PAYMENTS
MALE ADJUSTED AGE*	CHOSEN PERIOD (YEARS)			FEMALE ADJUSTED AGE*	CHOSEN PERIOD (YEARS)
	ZERO	10	20		ZERO	10	20
55	$ 4.08	$ 4.05	$ 3.96	55	$ 3.97	$ 3.95	$ 3.88
56	4.15	4.12	4.02	56	4.03	4.01	3.94
57	4.22	4.19	4.07	57	4.10	4.07	3.99
58	4.30	4.26	4.13	58	4.17	4.14	4.05
59	4.39	4.34	4.20	59	4.25	4.21	4.11

60	4.47	4.42	4.26	60	4.33	4.29	4.17
61	4.57	4.50	4.33	61	4.41	4.37	4.23
62	4.67	4.60	4.40	62	4.50	4.45	4.30
63	4.77	4.69	4.47	63	4.60	4.54	4.37
64	4.89	4.79	4.54	64	4.70	4.64	4.44

65	5.01	4.90	4.61	65	4.81	4.74	4.51
66	5.14	5.02	4.69	66	4.93	4.84	4.59
67	5.28	5.14	4.76	67	5.06	4.96	4.66
68	5.43	5.27	4.83	68	5.19	5.08	4.73
69	5.59	5.41	4.91	69	5.34	5.21	4.81

70	5.77	5.56	4.98	70	5.49	5.34	4.88
71	5.96	5.72	5.05	71	5.67	5.49	4.95
72	6.17	5.89	5.11	72	5.85	5.65	5.01
73	6.40	6.06	5.17	73	6.05	5.81	5.08
74	6.65	6.25	5.22	74	6.27	5.99	5.14

75	6.92	6.44	5.27	75	6.51	6.17	5.19
76	7.22	6.64	5.31	76	6.77	6.36	5.24
77	7.54	6.84	5.35	77	7.06	6.55	5.29
78	7.90	7.05	5.38	78	7.38	6.75	5.32
79	8.28	7.27	5.40	79	7.73	6.96	5.36

80	8.71	7.48	5.42	80	8.11	7.17	5.38
81	9.17	7.69	5.43	81	8.54	7.37	5.41
82	9.68	7.89	5.44	82	9.01	7.58	5.42
83	10.24	8.09	5.45	83	9.52	7.78	5.44
84	10.85	8.27	5.46	84	10.09	7.97	5.45

85 and over	11.53	8.44	5.46	85 and over	10.71	8.15	5.45

JOINT AND SURVIVOR LIFE INCOME PLAN

JOINT AND SURVIVOR MONTHLY PAYMENTS (with 10 years certain)
MALE	FEMALE ADJUSTED AGE*
ADJUSTED AGE*	55	60	65	70	75	80	85 and over
55	$ 3.64	$ 3.76	$ 3.85	$ 3.92	$ 3.98	$ 4.01	$ 4.03
60	3.74	3.90	4.06	4.19	4.28	4.35	4.39
65	3.81	4.03	4.26	4.47	4.65	4.77	4.85
70	3.86	4.13	4.44	4.76	5.06	5.30	5.45
75	3.90	4.20	4.57	5.01	5.47	5.90	6.20
80	3.93	4.25	4.66	5.18	5.81	6.46	6.99
85 and over	3.94	4.27	4.71	5.28	6.03	6.87	7.64

*See Section 11.9

The amount of the payment for any other combination of ages will be furnished by the Company on request.

Monthly payment rates are based on an Assumed Investment Rate of 3.50% and the 2012 Individual Annuity Mortality Period Table with 125% of Projection Scale G2 and a 5.00% load. Mortality improvements are projected for 4 years plus the remaining life of the Annuitant.

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PAYMENT RATE TABLES

Monthly Income Payments per $1,000 of Benefits

Guaranteed Fixed Payment

SINGLE LIFE INCOME PLAN

SINGLE LIFE MONTHLY PAYMENTS
MALE ADJUSTED AGE*	CHOSEN PERIOD (YEARS)			FEMALE ADJUSTED AGE*	CHOSEN PERIOD (YEARS)
	ZERO	10	20		ZERO	10	20
55	$ 2.78	$ 2.76	$ 2.70	55	$ 2.67	$ 2.66	$ 2.61
56	2.85	2.83	2.76	56	2.73	2.72	2.67
57	2.92	2.90	2.82	57	2.80	2.79	2.73
58	3.00	2.98	2.89	58	2.88	2.86	2.80
59	3.09	3.06	2.96	59	2.96	2.94	2.86

60	3.18	3.15	3.03	60	3.04	3.02	2.93
61	3.28	3.24	3.10	61	3.13	3.10	3.00
62	3.38	3.33	3.18	62	3.22	3.19	3.07
63	3.48	3.43	3.26	63	3.32	3.28	3.15
64	3.60	3.54	3.34	64	3.42	3.38	3.23

65	3.72	3.65	3.42	65	3.53	3.49	3.31
66	3.85	3.77	3.50	66	3.65	3.60	3.39
67	3.99	3.90	3.58	67	3.78	3.71	3.47
68	4.14	4.04	3.66	68	3.91	3.84	3.55
69	4.31	4.18	3.74	69	4.06	3.97	3.63

70	4.48	4.34	3.82	70	4.22	4.11	3.71
71	4.68	4.50	3.90	71	4.39	4.26	3.79
72	4.88	4.67	3.97	72	4.57	4.42	3.86
73	5.11	4.85	4.03	73	4.77	4.59	3.93
74	5.35	5.04	4.09	74	4.98	4.77	4.00

75	5.62	5.24	4.15	75	5.22	4.96	4.06
76	5.91	5.45	4.19	76	5.48	5.16	4.11
77	6.23	5.67	4.23	77	5.76	5.36	4.16
78	6.58	5.89	4.26	78	6.07	5.57	4.21
79	6.95	6.11	4.29	79	6.41	5.78	4.24

80	7.37	6.33	4.31	80	6.78	6.00	4.27
81	7.83	6.56	4.33	81	7.20	6.22	4.30
82	8.32	6.77	4.34	82	7.65	6.43	4.32
83	8.87	6.98	4.35	83	8.15	6.64	4.33
84	9.47	7.17	4.35	84	8.69	6.85	4.34

85 and over	10.13	7.36	4.36	85 and over	9.29	7.04	4.35

JOINT AND SURVIVOR LIFE INCOME PLAN

JOINT AND SURVIVOR MONTHLY PAYMENTS (with 10 years certain)
MALE	FEMALE ADJUSTED AGE*
ADJUSTED AGE*	55	60	65	70	75	80	85 and over
55	$ 2.37	$ 2.50	$ 2.59	$ 2.66	$ 2.70	$ 2.73	$ 2.75
60	2.48	2.66	2.82	2.95	3.04	3.09	3.13
65	2.55	2.79	3.04	3.26	3.43	3.55	3.61
70	2.59	2.89	3.22	3.56	3.87	4.10	4.24
75	2.62	2.95	3.35	3.81	4.29	4.72	5.02
80	2.64	2.99	3.42	3.97	4.63	5.30	5.85
85 and over	2.65	3.01	3.46	4.06	4.84	5.71	6.52

*See Section 11.9

The amount of the payment for any other combination of ages will be furnished by the Company on request.

Monthly payment rates are based on 1.00% interest and the 2012 Individual Annuity Mortality Period Table with 125% of Projection Scale G2 and a 5.00% load. Mortality improvements are projected for 4 years plus the remaining life of the Annuitant.

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It is recommended that you ...

read your Contract.

notify your Northwestern Mutual agent or the Company at 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, of an address change.

call your Northwestern Mutual agent for information — particularly on a suggestion to terminate, replace or exchange this Contract for another contract or plan.

Election of Trustees

The members of The Northwestern Mutual Life Insurance Company are its policyholders of insurance policies and deferred annuity contracts. The members exercise control through a Board of Trustees. Elections to the Board are held each year at the annual meeting of members. Members are entitled to vote in person or by proxy.

FLEXIBLE PAYMENT DEFERRED VARIABLE ANNUIT - ACCOUNT C

AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT DIVISIONS AND VARIABLE PAYMENTS PROVIDED BY THIS CONTRACT ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT BUT ARE VARIABLE AND MAY INCREASE OR DECREASE TO REFLECT THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.

ICC12.RR.VA.CNE.(0313)